Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
SECOND QUARTER 2013 RESULTS

Dallas, Texas, July 24, 2013 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2013 results:  Revenues decreased to $35.2 million from $36.5 million in the comparable prior year quarter, a decrease of $1.3 million, or 3.6%.  Revenues from the Company’s lime and limestone operations in the second quarter 2013 decreased $1.0 million, or 3.0%, to $33.7 million from $34.7 million in the comparable 2012 quarter, while revenues from its natural gas interests decreased $281 thousand, or 15.9%, to $1.5 million from $1.8 million in the comparable prior year quarter.  For the six months ended June 30, 2013, revenues decreased to $66.8 million from $72.6 million in the comparable 2012 period, a decrease of $5.8 million, or 8.0%.  Revenues from the Company’s lime and limestone operations in the first six months 2013 decreased $4.8 million, or 7.0%, to $63.8 million from $68.6 million in the comparable 2012 period, while revenues from its natural gas interests decreased $1.0 million, or 25.0%, to $2.9 million from $3.9 million in the comparable prior year period.

The decreases in lime and limestone revenues in the second quarter and first six months 2013 as compared to last year’s comparable periods resulted primarily from decreased sales volumes of the Company’s lime and limestone products due to decreased demand, principally from its steel and oil and gas services customers due to the reduction in steel output in the United States and reduced oil and gas drilling activity in the Company’s markets, partially offset by increased sales volumes to the Company’s construction and, in the second quarter, environmental customers, and a slight increase in prices realized for the Company’s lime and limestone products in the 2013 periods, compared to the comparable 2012 periods.

Production volumes from the Company’s natural gas interests for the second quarter 2013 totaled 251 thousand MCF, sold at an average price of $5.92 per MCF, compared to 314 thousand MCF, sold at an average price of $5.64 per MCF, in the comparable 2012 quarter.  Production volumes for the first six months 2013 from natural gas interests totaled 512 thousand MCF, sold at an average price of $5.70 per MCF, compared to the first six months 2012 when 655 thousand MCF was produced and sold at an average price of $5.94 per MCF.  The Company’s average price per MCF exceeds average natural gas prices because the Company’s natural gas contains liquids.  The Company’s second quarter 2013 average price per MCF was higher than the prior year’s comparable quarter due to the increase in natural gas prices, while the average price per MCF in the first six months 2013 was lower than the comparable 2012 period as lower prices for natural gas liquids more than offset higher natural gas prices in the first six months 2013.

The Company’s gross profit was $9.0 million in the second quarter 2013, compared to $8.4 million in the comparable 2012 quarter, an increase of $611 thousand, or 7.3%. Gross profit in the first six months 2013 was $15.3 million, a decrease of $2.3 million, or 13.1%, from $17.6 million in the first six months 2012.

Included in gross profit for the second quarter and first six months 2013 were $8.4 million and $14.0 million, respectively, from the Company’s lime and limestone operations, compared to $7.3 million and $15.3 million, respectively, in the comparable 2012 periods.  The increased gross profit for the Company’s lime and limestone operations in the second quarter 2013 resulted primarily from a decrease in outside contractor stripping costs to $450 thousand in the second quarter 2013, compared to $1.4 million in the second quarter 2012.  The decreased gross profit for the first six months 2013 resulted primarily from the decrease in revenues discussed above, partially offset by the reduction in outside contractor stripping costs.   The timing and amount of contract stripping costs in future periods will depend upon, among other things, the availability and cost-effective utilization of the contractors and their equipment.

Gross profit from the Company’s natural gas interests decreased to $601 thousand and $1.2 million for the second quarter and first six months 2013, respectively, from $1.0 million and $2.3 million, respectively, in the comparable 2012 periods, primarily due to the decrease in revenues in the 2013 periods compared to the prior year periods.  No new wells were drilled in the first six months 2013 or are scheduled to be drilled.  The Company cannot predict the number of additional wells that ultimately will be drilled, if any, or their results.

The Company reported net income of $4.6 million ($0.83 per share diluted) in the second quarter 2013, compared to net income of $4.1 million ($0.73 per share diluted) in the second quarter 2012, an increase of $566 thousand, or 13.9%.  For the first six months 2013, net income decreased by $1.3 million, or 15.0%, to $7.4 million ($1.33 per share diluted), compared to $8.7 million ($1.48 per share diluted) for the first six months 2012.

“We expect demand from our construction and environmental customers to increase moderately in the third quarter 2013 compared to last year’s third quarter, while demand from our steel and oil and gas services customers is expected to be flat year over year,” said Timothy W. Byrne, President and Chief Executive Officer.

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and parking lot contractors), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment), oil and gas services, industrial (including paper and glass manufacturers), roof shingle and agriculture (including poultry and cattle feed producers) industries.  The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Oklahoma and Texas through its wholly owned subsidiaries, Arkansas Lime Company, Colorado Lime Company, Texas Lime Company, U.S. Lime Company, U.S. Lime Company — Shreveport, U.S. Lime Company — St. Clair and U.S. Lime Company — Transportation.  In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company O & G, LLC, has royalty and non-operating working interests pursuant to an oil and gas lease and a drillsite agreement on its Johnson County, Texas property, located in the Barnett Shale Formation.

Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
INCOME STATEMENTS
Revenues
Lime and limestone operations	$33,684	$34,729	$63,839	$68,634
Natural gas interests	1,488	1,769	2,918	3,892
Total	$35,172	$36,498	$66,757	$72,526

Gross profit
Lime and limestone operations	$8,363	$7,324	$14,030	$15,275
Natural gas interests	601	1,029	1,225	2,281
Total	$8,964	$8,353	$15,255	$17,556
Operating profit	$6,665	$6,026	$10,813	$12,962
Interest expense	465	542	954	1,118
Other income, net	(36)	(77)	(74)	(51)
Income tax expense	1,610	1,501	2,551	3,211
Net income	$4,626	$4,060	$7,382	$8,684
Income per share of common stock:
Basic	$0.83	$0.73	$1.33	$1.48
Diluted	$0.83	$0.73	$1.33	$1.48
Weighted-average shares outstanding:
Basic	5,560	5,550	5,559	5,861
Diluted	5,569	5,559	5,568	5,873

	June 30,	December 31,
	2013	2012
BALANCE SHEETS
Assets:
Current assets	$70,638	$59,959
Property, plant and equipment, net	111,008	114,042
Other assets, net	220	245
Total assets	$181,866	$174,246
Liabilities and Stockholders’ Equity:
Current liabilities	$15,119	$13,340
Debt, excluding current installments	19,167	21,667
Deferred tax liabilities, net	16,572	15,654
Other liabilities	2,615	3,230
Stockholders’ equity	128,393	120,355
Total liabilities and stockholders’ equity	$181,866	$174,246

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